                                  EXHIBIT 11
                             ANIKA RESEARCH, INC.
          COMPUTATION OF PRIMARY AND FULLY DILUTED EARNINGS PER SHARE


                                                       Three months ended
                                                           November 30,
                                                      1996            1995
                                                   --------------------------
PRIMARY AND FULLY DILUTED:
-------------------------

Net loss:                                           ($924,387)      ($515,502)

Weighted average number of common
   shares outstanding                               4,898,134       3,293,264

Dilutive effect of outstanding stock
   options, warrants and redeemable
   convertible preferred stock                            -               -
                                                    -------------------------

Weighted average number of common
   shares as adjusted                               4,898,134       3,293,264
                                                    -------------------------
Primary and fully diluted earnings per share           ($0.19)         ($0.16)
                                                    =========================